UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 2, 2014

InsPro Technologies Corporation
(Exact name of registrant as specified in charter)

Delaware	333-123081	98-0438502
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 N. Radnor-Chester Road
Suite B-101
Radnor, Pennsylvania 19087
(Address of principal executive offices)

(484) 654-2200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 2, 2014, InsPro Technologies Corporation, a Delaware corporation (the “Company”), and certain of the Company’s subsidiaries (collectively, the “Borrowers”) entered into an Amended and Restated Loan and Security Agreement (the “Amended and Restated Loan Agreement”) with Silicon Valley Bank (“SVB”), to amend certain terms of the Borrowers’ existing $2,000,000 revolving credit facility (the “Facility”).

Among other changes, the Amended and Restated Loan Agreement increased the maximum amount of the Facility from $2,000,000 to $4,000,000 outstanding at any time.  In addition, availability under the Facility is based in part on the Borrowers’ adjusted quick ratio pursuant to the Amended and Restated Loan Agreement.  The adjusted quick ratio is the ratio of (x) the Borrowers’ consolidated, unrestricted cash maintained with SVB plus net unbilled accounts receivable to (y) the Borrowers’ liabilities to SVB plus, without duplication, the aggregate amount of the Borrowers’ liabilities that mature within 1 year (excluding subordinated debt), minus the current portion of deferred revenue.  If the Borrowers’ adjusted quick ratio is less than 1.25:1 then the maximum amount available to borrow is based on 80% of the sum of specific, individual client accounts receivable invoices.  If the Borrowers’ adjusted quick ratio equals or exceeds 1.25:1 then the maximum amount that maybe borrowed equals 80% of the Borrowers’ accounts receivable balance in aggregate subject to the eligibility criteria and reductions set forth in the Amended and Restated Loan Agreement.  Advances under the Facility may be repaid and reborrowed in accordance with the Amended and Restated Loan Agreement.  Pursuant to the Amended and Restated Loan Agreement, the Borrowers agreed to pay to SVB the outstanding principal amount of all advances (the “Advances”), the unpaid interest thereon, and all other obligations incurred with respect to the Amended and Restated Loan Agreement on November 30, 2016.  The Amended and Restated Loan Agreement also amended the interest that will accrue on the unpaid principal balance of the Advances from a floating per annum rate equal to 1.00% above the prime rate to a per annum rate equal to 1.50% above the prime rate.  The Borrowers paid SVB a $20,000 facility fee in connection with the execution of the Amended and Restated Loan Agreement.

In connection with the Amended and Restated Loan Agreement, and in addition to certain other covenants, the Borrowers must maintain at all times adjusted EBITDA, measured cumulatively from and after April 1, 2014, of at least $250,000 as of and for the periods ending December 31, 2014, $1,500,000 as of and for the period ending March 31, 2015 and $2,000,000 as of and for the period ending June 30, 2015.  The Borrowers must also maintain an adjusted EBITDA for each calendar quarter of $1,000,000 for the calendar quarter ending September 30, 2015 and for each calendar quarter thereafter.  Adjusted EBITDA is earning before interest, taxes, depreciation and amortization minus unfinanced capital expenditures.

The foregoing is only a summary of the Amended and Restated Loan Agreement and does not purport to be complete.  This summary is qualified in its entirety by reference to the full text of the Amended and Restated Loan Agreement, which is attached hereto as Exhibit 99.1, and is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The description of the terms and conditions of the Loan Agreement in “Item 1.01. Entry into a Material Definitive Agreement” of this Report is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d)               Exhibits.

Exhibit Number	Description of Exhibit
99.1	Amended and Restated Loan and Security Agreement, dated as of December 2, 2014, by and among InsPro Technologies Corporation, InsPro Technologies, LLC, Atiam Technologies L.P. and Silicon Valley Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSPRO TECHNOLOGIES CORPORATION

Date:	December 8, 2014	By:	/S/ Anthony R. Verdi
		Name:	Anthony R. Verdi
		Title:	Principal Executive Officer, Chief Financial Officer and Chief Operating Officer

Exhibit Index

Exhibit Number	Description of Exhibit
99.1	Amended and Restated Loan and Security Agreement, dated as of December 2, 2014, by and among InsPro Technologies Corporation, InsPro Technologies, LLC, Atiam Technologies L.P. and Silicon Valley Bank